Exhibit 23.3

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

November 22, 2005

Capital One Financial Corporation
1680 Capital One Drive
McLean, Virginia 22102

Re:        Capital One Financial Corporation Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement of Capital One Financial Corporation on Form S-4 (the “Registration Statement”)

We hereby consent to the filing of our opinion letter dated June 15, 2005 as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including our opinion letter.

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:____/s/ Victor I. Lewkow

Victor I. Lewkow, a Partner